Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to MicroVision, Inc.’s (“MicroVision”) acquisition of certain assets of Ibeo Automotive Systems GmbH (“Ibeo”).

As previously disclosed in our Current Report on Form 8-K filed on February 3, 2023 with the U.S. Securities and Exchange Commission (the “SEC”), MicroVision entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) on December 1, 2022 with Ibeo pursuant to which MicroVision agreed to acquire from Ibeo certain assets related to Ibeo’s lidar sensor business, subject to certain closing conditions (the “Ibeo acquisition”). On January 31, 2023, MicroVision and Ibeo amended the Asset Purchase Agreement pursuant to an Amendment Agreement to the Asset Purchase Agreement, which provided for an amended schedule of transferred contracts, modification to certain calculations, and establishment of a holdback in connection with the purchase price payment mechanics. Closing conditions were fulfilled and the transaction closed on January 31, 2023 (the “Closing”). See Note 2 below for additional details.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 (the “Pro Forma Balance Sheet”) gives effect to the Ibeo acquisition as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 (the “Pro Forma Statement of Operations”) gives effect to the Ibeo acquisition as if it had occurred on January 1, 2022 (Pro Forma Balance Sheet and Pro Forma Statement of Operations collectively referred to as the “Pro Forma Financial Statements”).

The unaudited Pro Forma Financial Statements are based upon the historical financial statements of MicroVision and Ibeo and were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. The purchase price allocation is preliminary and is subject to change prior to finalization, which may result from additional information becoming available and additional analyses being performed on these acquired assets and assumed liabilities. The final purchase price allocation could result in material differences, which could have a material impact on the accompanying Pro Forma Financial Statements.

The unaudited pro forma condensed combined financial information has been derived from the audited historical consolidated financial statements of MicroVision as of and for the year ended December 31, 2022 prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which are included in MicroVision’s Annual Report on Form 10-K for the year ended December 31, 2022. The unaudited pro forma condensed combined financial information has also been derived from the audited historical consolidated financial statements of Ibeo as of and for the 11-month period ended November 30, 2022 prepared in accordance with generally accepted accounting principles in Germany (“German GAAP”) and reconciled to U.S. GAAP, which are filed with this Amendment No. 1 to Current Report on Form 8-K. As a result of Ibeo’s insolvency process, and as the main phase of the insolvency proceedings was opened by the insolvency court on December 1, 2022, Ibeo carve-out historical financial statements as of and for the period ended November 30, 2022 were used to best reflect the acquired business pursuant to SEC Regulation S-X, Rule 3-06.

The unaudited pro forma condensed combined financial information is prepared, unless otherwise specified, on a basis that is consistent with the accounting policies used in the preparation of MicroVision’s audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information relating to Ibeo reflected in the unaudited pro forma condensed combined financial information has been derived from the consolidated financial statements prepared in accordance with German GAAP and reconciled to U.S. GAAP in the reconciliation footnote and the accounting policies as applied by MicroVision. Therefore, the unaudited pro forma condensed combined financial information relating to Ibeo is designed to include any material differences identified between U.S. GAAP and German GAAP.

The unaudited pro forma condensed combined financial information is presented in thousands of U.S. dollars. Accordingly, Ibeo’s consolidated financial data has been converted from euros to U.S. dollars at the rates provided by the United States Federal Reserve for the relevant periods as disclosed below:

Period	Euro to U.S. dollars
Rate as of December 31, 2022	1.0698
Average rate for the period ended December 31, 2022	1.0534

The unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the condensed combined results of operations in future periods or the results that would have been realized had MicroVision and Ibeo been a consolidated company during the specified period. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The unaudited Pro Forma Financial Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of MicroVision, included in its Annual Report on Form 10-K for the year ended December 31, 2022.

MICROVISION, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands)

	MicroVision Historical	Ibeo Historical, As Adjusted Note (3) and (4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$20,536	$2,449	$(13,847)	(a)	$5,670
			(1,019)	(b)
			(2,449)	(d)
Investment securities, available-for-sale	62,173	—	—		62,173
Inventory	1,861	1,603	(936)	(c)	3,058
			530	(e)
Advance to Ibeo	4,132	—	(4,132)	(a)	—
Other current assets	2,306	5,225	(4,507)	(d)	3,024

Total current assets	91,008	9,277	(26,360)		73,925
Property and equipment, net	6,830	4,318	(1,393)	(c)	12,160
			2,405	(e)
Operating lease right-of-use asset	14,579	—	1,517	(c)	14,813
			(1,283)	(e)
Restricted cash	1,418	—	3,263	(a)	4,681
Intangible assets, net	75	1,338	19	(c)	18,088
			16,656	(e)
Other assets	1,086	17,967	(17,567)	(c)	1,086
			(400)	(d)

Total assets	$114,996	$32,900	$(23,143)		$124,753

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	2,061	126,326	(126,326)	(d)	2,061
Accrued liabilities	2,058	—	(372)	(b)	1,686
Contract liabilities	4,601	1,559	(381)	(e)	5,779
Other current liabilities	839	25,998	2,481	(a)	3,320
			(25,998)	(d)
Current portion of long-term debt	—	6,821	(6,821)	(d)	—
Current portion of operating lease liability	1,846	—	61	(e)	1,907
Current portion of finance lease obligations	21	—	—		21

Total current liabilities	11,426	160,704	(157,356)		14,774
Operating lease liability, net of current portion	13,829	—	173	(e)	14,002
Deferred tax liabilities		1,936	(1,883)	(c)	—
			(53)	(d)
Other liabilities		7,696	3,263	(a)	3,263
			(3,767)	(c)
			(3,929)	(d)

Total liabilities	25,255	170,336	(163,552)		32,039
Commitments and Contingencies
Shareholders’ equity			—		—
Common stock	171	—	—		171
Additional paid-in capital	772,221	—	—		772,221
Accumulated other comprehensive loss	(127)	—	—		(127)
Accumulated deficit	(682,524)	—	(647)	(b)	(679,551)
			3,620	(f)
Ibeo Net equity	—	(137,436)	(12,709)	(c)	—
			150,145	(d)

Total shareholders’ equity	89,741	(137,436)	140,409		92,714

Total liabilities and shareholders’ equity	$114,996	$32,900	$(23,143)		$124,753

See accompanying notes to unaudited pro forma condensed combined financial information

MICROVISION, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands)

	MicroVision Historical	Ibeo Historical, As Adjusted Note (3) and (4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Total revenue	664	6,293	—		6,957
Total cost of revenue	(100)	(8,683)	(1,546)	(g)	(10,329)

Gross profit	564	(2,390)	(1,546)		(3,372)

Research and development expense	30,413	38,770	(905)	(g)	68,278
Sales, marketing, general and administrative expense	24,041	22,267	(156)	(g)	46,799
			647	(b)

Total operating expenses	54,454	61,037	(414)		115,077

Loss from operations	(53,890)	(63,427)	(1,132)		(118,449)
Bargain purchase gain			3,620	(f)	3,620
Other income (expense), net	799	(4,415)	5,331	(h)	1,042
			(673)	(i)
Income tax expense		(52)	52	(h)

Net loss	$(53,091)	$(67,894)	$7,198		$(113,787)

Net loss per share—basic and diluted	$(0.32)				$(0.69)

Weighted average shares outstanding—basic and diluted	165,958				165,958

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	BASIS OF PRESENTATION

The unaudited Pro Forma Balance Sheet as of December 31, 2022 gives effect to the Ibeo acquisition as if it had occurred on December 31, 2022. The unaudited Pro Forma Statement of Operations was prepared based on the assumption that the Ibeo acquisition occurred on January 1, 2022, consolidating the results of MicroVision with the results of Ibeo for the year ended December 31, 2022. As Ibeo’s historical financial statements are as of and for the 11-month period ended November 30, 2022, the unaudited Pro Forma Statement of Operations includes an adjustment to include an additional month of preliminary activity. The Pro Forma Financial Statements are prepared in accordance with U.S. GAAP using the acquisition method of accounting for the business combination and are based on the historical financial statements of Ibeo and consolidated financial statements of MicroVision.

The acquisition method of accounting is based on ASC 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”).

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the acquisitions are completed at the then-current market price. Definitive allocations of the purchase price may be performed after the transactions close. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein and our future results of operations and financial position.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MicroVision may be required to record the fair value of assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MicroVision’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Applying the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Ibeo acquisition, primarily at their respective fair values and added to those of MicroVision’s. Financial statements and reported results of operations of MicroVision issued after completion of the acquisition will reflect these values but will not be retroactively restated to reflect the historical financial position or results of operations of Ibeo.

Pursuant to ASC 805, acquisition-related transaction costs (e.g., non-recurring advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred for the Ibeo acquisition are estimated to be approximately $1.1 million, of which $0.5 million were incurred during the year ended December 31, 2022 and $0.6 million are expected to be incurred thereafter.

The unaudited pro forma condensed combined financial information is required to include adjustments which give effect to events that are directly attributable to the acquisitions regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. As a result, acquisition-related transaction costs described above are presented in the unaudited Pro Forma Balance Sheet as if the transaction costs had been incurred as of December 31, 2022. Further, acquisition-related transaction costs described above are presented in the unaudited Pro Forma Statement of Operations as if transaction costs were incurred on January 1, 2022.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Further, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with the Ibeo acquisition.

The pro forma adjustments reflecting the consummation of the Ibeo acquisition are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the acquisition based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Ibeo acquisition taken place on the dates indicated, nor are they indicative of the future combined results of operations or financial position of MicroVision.

Ibeo will be included in MicroVision’s condensed consolidated financial statements from the date of the Closing, which will be reported in MicroVision’s Quarterly Report on Form 10-Q for the period ended March 31, 2023.

2.	IBEO ACQUISITION

On January 31, 2023, MicroVision acquired certain assets of Ibeo, a company based in Hamburg, Germany. The terms of the transaction provided for cash consideration of EUR 15 million, subject to potential reduction, plus the advance of operating funds during the period between the signing of the Asset Purchase Agreement and the Closing. Pursuant to these terms, the total cash consideration of approximately $20.5 million consists of (i) $7.1 million paid to Ibeo prior to Closing, $3.0 million of which was paid in 2023, (ii) $7.6 million paid to Ibeo at Closing, (ii) $3.3 million deposited in an escrow account to be held for a maximum period of 13 months post-Closing as partial security for potential claims arising out of or in connection with the transaction, from which any remaining balance will be paid to Ibeo, and (iii) $2.5 million, which is expected to be paid in April 2023 and which will be funded with MicroVision’s existing cash balances.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Ibeo based on fair value measurement. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the assets acquired and liabilities assumed. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table summarizes the preliminary allocation of the total consideration to the preliminary fair values of the assets acquired, liabilities assumed, and bargain purchase gain based on the MicroVision’s current best estimates (in thousands):

	Amount (EUR)	Amount (USD)
Total purchase consideration	€18,910	$20,460
Purchase price allocation:
Inventory	1,106	1,197
Other current assets	663	718
Operating lease right-of-use asset	216	234
Property and equipment, net	4,925	5,330
Intangible assets	16,643	18,013
Contract liabilities	(1,088)	(1,178)
Operating lease liabilities	(216)	(234)

Total identifiable net assets	€22,249	$24,080

Bargain purchase gain	€3,339	$3,620

Acquired intangible assets are composed of the following, including the mapping of estimated amortization expense included in the respective unaudited Pro Forma Statement of Operations (in thousands):

Identifiable Intangible Assets	Estimated Fair Value (EUR)	Estimated Fair Value (USD)	Estimated Weighted Average Useful Life (in Years)	Amortization Classification within Statement of Operations
Acquired technology	€16,619	$17,987	13	Cost of product revenue
Backlog	24	26	1	Sales, marketing, general and administrative expense

Total	€16,643	$18,013

3.	ADJUSTED IBEO HISTORICAL FINANCIAL STATEMENTS

The historical financial information of Ibeo as of November 30, 2022 has been derived from Ibeo’s audited financial statements as of and for the 11-month period ended November 30, 2022, which was prepared in accordance with German GAAP and reconciled to U.S. GAAP in accordance with the Item 17 requirements from SEC Form 20-F as presented in the footnotes to the audited consolidated financial statements which are included elsewhere in this Current Report on Form 8-K. As a result of Ibeo’s insolvency process, and as the main phase of the insolvency proceedings were opened by the insolvency court on December 1, 2022, Ibeo carve-out historical financial statements as of and for the period ended November 30, 2022 were used to reflect the acquired business pursuant to SEC Regulation S-X Rule 3-06.

The following table reconciles the historical balance sheet of Ibeo in German GAAP to U.S. GAAP as of November 30, 2022, prepared in euros and converted to U.S. dollars:

	Unaudited Historical Ibeo	Unaudited Historical Adjusted Ibeo	Unaudited Historical Adjusted Ibeo
	German GAAP	U.S. GAAP	U.S. GAAP
(in thousands)	(EUR)	(EUR)	(USD)
Assets
Current assets:
Cash and cash equivalents	€2,289	€2,289	$2,449
Accounts receivable, net	805	805	861
Contract assets	—	—	—
Inventories, net	623	1,498	1,603
Other assets	4,211	4,079	4,364

Total current assets	7,928	8,671	9,277
Non-current assets:
Capitalized software and intangible assets	1,269	1,251	1,338
Property Plant & Equipment, net	2,734	4,036	4,318
Other assets	20	16,795	17,967

Total assets	11,951	30,753	32,900

Liabilities and shareholders’ equity
Current liabilities:
Accounts Payable	122,094	118,084	126,326
Contract liabilities	1,457	1,457	1,559
Provisions	3,348	4,689	5,016
Other liabilities	14,336	19,613	20,982
Convertible loans	6,250	3,251	3,478
Shareholder loan	—	3,125	3,343

Total current liabilities	147,485	150,219	160,704
Non-current liabilities:
Shareholder loan	3,125	—	—
Provisions	3,024	16	17
Deferred tax liabilities	—	1,810	1,936
Other liabilities	—	4,178	4,470
Convertible loan	—	3,000	3,209

Total liabilities	153,634	159,223	170,336

Ibeo Net equity	(141,683)	(128,470)	(137,436)

Total liabilities and equity	€11,951	€30,753	$32,900

The following table reconciles the historical statement of operations of Ibeo in German GAAP to U.S. GAAP as of November 30, 2022, prepared in euros and converted to U.S. dollars. Additionally, as Ibeo’s historical financial statements are as of and for the 11-month period ended November 30, 2022, the unaudited Pro Forma Statement of Operations includes an adjustment of an additional one month of activity to represent Ibeo’s preliminary-historical full year 2022 statement of operations.

(in thousands)	Unaudited Historical Ibeo German GAAP 11 Months Ended November 30, 2022 (EUR)	Unaudited Historical Adjusted Ibeo U.S. GAAP 11 Months Ended November 30, 2022 (EUR)	Unaudited Preliminary Activity for Month Ended December 31, 2022 (EUR)	Unaudited Historical Adjusted Ibeo U.S. GAAP 12-Month Equivalent (EUR)	Unaudited Historical Adjusted Ibeo U.S. GAAP 12-Month Equivalent (USD)
Net revenue	€4,304	€5,524	€450	€5,974	$6,293
Cost of revenue	(2,505)	(7,988)	(255)	(8,243)	(8,683)

Gross (loss) profit	1,799	(2,464)	195	(2,269)	(2,390)
Research and development expense	35,111	35,089	1,716	36,805	38,770
Sales, marketing, general and administrative expense	17,429	18,572	2,566	21,138	22,267

Operating (loss) profit	(50,741)	(56,125)	(4,087)	(60,212)	(63,427)
Other income (expense), net	845	845	25	870	916
Other (loss) income	845	845	25	870	916
Financial Result	(5,040)	(5,041)	(20)	(5,061)	(5,331)
Loss from operations before income tax	(54,936)	(60,321)	(4,082)	(64,403)	(67,842)
Income tax expense	—	(49)	—	(49)	(52)

Net loss	€(54,936)	€(60,370)	€(4,082)	€(64,452)	$(67,894)

4.	ACCOUNTING POLICIES AND RECLASSIFICATIONS

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in MicroVision’s audited financial statements as of and for the year ended December 31, 2022. Upon consummation of the Ibeo acquisition, MicroVision began a comprehensive review of Ibeo’s accounting policies. As a result of the completion of this review, MicroVision may identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements.

Certain reclassification and classification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Ibeo’s historical financial statements to MicroVision’s financial statement presentation, as shown in the tables below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of MicroVision.

IBEO

HISTORICAL BALANCE SHEET

AS OF NOVEMBER 30, 2022

(in thousands)

(in thousands)	Unaudited Historical Adjusted Ibeo U.S. GAAP (USD)	Unaudited Reclassification Adjustments	Unaudited Ibeo Historical, As Adjusted
Assets
Current assets:
Cash and cash equivalents	$2,449	$—	$2,449
Accounts receivable, net	861	(861)	—
Contract assets	—	—	—
Inventories, net	1,603	(1,603)	—
Other assets	4,364	(4,364)	—
Other current assets		5,225	5,225
Inventory		1,603	1,603

Total current assets	9,277	—	9,277
Non-current assets:
Capitalized software and intangible assets	1,338	(1,338)	—
Property Plant & Equipment, net	4,318	(4,318)	—
Other assets	17,967		17,967
Property and equipment, net		4,318	4,318
Intangible assets, net		1,338	1,338

Total assets	$32,900	$—	$32,900

Liabilities and shareholders’ equity
Current liabilities:
Accounts Payable	126,326		126,326
Contract liabilities	1,559		1,559
Provisions	5,016	(5,016)	—
Other liabilities	20,982	(20,982)	—
Convertible loans	3,478	(3,478)	—
Shareholder loan	3,343	(3,343)	—
Other current liabilities		25,998	25,998
Current portion of long-term debt		6,821	6,821

Total current liabilities	160,704	—	160,704
Non-current liabilities:
Provisions	17	(17)	—
Deferred tax liabilities	1,936	—	1,936
Other liabilities	4,470	(4,470)	—
Convertible loan	3,209	(3,209)	—
Other liabilities		7,696	7,696

Total liabilities	$170,336	$—	$170,336

Ibeo Net equity	(137,436)	—	(137,436)

Total liabilities and equity	$32,900	$—	$32,900

IBEO

HISTORICAL STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(in thousands)

(in thousands)	Unaudited Historical Adjusted Ibeo U.S. GAAP 12-Month Equivalent (USD)	Unaudited Reclassification Adjustments	Ibeo Unaudited Historical, As Adjusted
Net revenue	$6,293	$(6,293)	$—
Total revenue		6,293	6,293
Cost of revenue	(8,683)	8,683	—
Total cost of revenue		(8,683)	(8,683)
Gross (loss) profit	(2,390)	2,390	—

Gross profit		(2,390)	(2,390)
Research and development expense	38,770	—	38,770
Sales, marketing, general and administrative expense	22,267	—	22,267
Total operating expenses			61,037
Operating (loss) profit	(63,427)	63,427	—

Loss from operations		(63,427)	(63,427)
Other income (expense), net	916	(5,331)	(4,415)
Financial result	(5,331)	5,331	—

Income tax expense	(52)	—	(52)

Net Loss	$(67,894)	$63,427	$(67,894)

5.	PRO FORMA ADJUSTMENTS

The unaudited Pro Forma Financial Statements included herein were prepared using the acquisition method of accounting for the business combination and are based upon the historical financial statements of MicroVision and Ibeo and include certain adjustments to give effect to the Ibeo acquisition. As the adjustments are based upon currently available preliminary information, actual adjustments will likely differ from the pro forma adjustments presented herein. The unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the condensed combined results of operations in future periods or the results that actually would have been realized had MicroVision and Ibeo been a consolidated company during the specified period.

After giving effect to the adjustments described below, we believe that Ibeo’s historical accounting policies align with MicroVision’s accounting policies in all material respects.

a.	Purchase consideration

Represents the estimated purchase consideration of $20.5 million, which consisted of $7.6 million of cash paid at Closing, $7.1 million advanced prior to Closing (of which $4.1 was paid during the year ended December 31, 2022), $3.3 million paid at Closing to an escrow account to be available to cover properly established claims by MicroVision (reflected as restricted cash and a long term liability), and $2.5 million of cash consideration payable by MicroVision subsequent to Closing recognized in other current liabilities.

b.	Acquisition-related costs

Represents adjustments to reflect the payment in cash of all unpaid transaction costs as of December 31, 2022 and amounts estimated to be incurred after December 31, 2022. Includes $0.4 million recorded in accrued expenses as of December 31, 2022 and $0.6 million of incremental acquisition-related costs incurred from January 1, 2023 through the date of this filing. This is a non-recurring item.

c.	Liquidation-going concern basis

Represents adjustments to convert Ibeo’s historical financial statements from a liquidation U.S. GAAP basis of accounting to going concern U.S. GAAP basis of accounting. As Ibeo underwent bankruptcy, its audited historical financial statements were prepared on a liquidation basis of accounting. To give effect to Ibeo’s historical financial statements under the same going concern basis as MicroVision financial statements, adjustments were made to reverse the effects of liquidation basis of accounting.

d.	Elimination of Ibeo’s assets, liabilities, and shareholders’ equity

Represents adjustments to exclude Ibeo assets and liabilities that were not assumed in the acquisition, and eliminate Ibeo’s historical shareholders’ equity in connection with the acquisition.

e.	Purchase accounting adjustments

As a result of applying the acquisition method of accounting, the following preliminary adjustments have been presented in the unaudited pro forma condensed combined financial information:

(1)	Inventory was increased by $0.5 million for adjustment to the estimated fair value of Ibeo’s historically recorded inventory.

(2)

Property and equipment, net was increased by $2.4 million for adjustments to the estimated fair value of Ibeo’s historically recognized property and equipment, net. The historical carrying value of Ibeo’s property and equipment, net, of $2.9 million was eliminated as a result of estimating the fair value of Ibeo’s property and equipment.

(3)

Operating lease right-of-use asset and lease liability historical carrying values were reduced by $1.3 million and increased by $0.2 million, respectively, to reflect the Closing estimate of Ibeo leases acquired.

(4)

Intangible assets, net have been increased by $16.7 million to reflect the estimate of the fair value of the acquired intangible assets, including acquired technology and backlog. See Note 2 for further information on acquired intangible assets. The historical carrying value of Ibeo’s other intangible assets, net, of $1.4 million, was eliminated as a result of estimating the fair value of Ibeo’s acquired technology.

(5)

Contract liabilities were reduced by $0.4 million to reflect the Closing estimate of Ibeo contract liabilities acquired, recognized in accordance with ASC 606, Revenue from contracts with customers as if MicroVision had originated the contracts.

See Note 2 for further information on net assets acquired and liabilities assumed.

f.	Bargain purchase gain

Represents adjustment to record estimated bargain purchase gain, calculated as the excess of the total net assets acquired over consideration transferred. See Note 2 for further information.

g.	Amortization/depreciation expense related to acquired intangible assets and property and equipment

As disclosed in pro forma adjustment (e), the estimated fair value of intangible assets acquired was $18.0 million. Accordingly, the unaudited Pro Forma Statement of Operations includes estimated amortization expense of $1.6 million for acquired technology and backlog, of which the majority is classified as cost of product revenue and a nominal amount is classified as sales, marketing, general and administrative expense. The historical amortization expense for Ibeo’s intangibles of $1.0 million was eliminated, which included a nominal amount of cost of revenue, $0.9 million of research and development expense, and $0.1 million of sales, marketing, general and administrative expense.

As disclosed in pro forma adjustment (e), the estimated fair value of property and equipment acquired is $5.3 million. Accordingly, the unaudited Pro Forma Statement of Operations includes estimated depreciation expense of $1.5 million for property and equipment, $1.0 million classified in research and development and $0.5 million classified in sales, marketing, general and administrative expense. The historical depreciation expense for Ibeo’s property and equipment of $1.6 million was eliminated, which included $1.0 million of research and development expense and $0.6 million of sales, marketing, general and administrative expense.

h.	Ibeo liabilities not assumed considerations

Represents adjustment to exclude: (1) $5.3 million of Ibeo historical other expenses primarily related to debt, and (2) $0.1 million of Ibeo historical income tax expense related to deferred tax liabilities, both not assumed by MicroVision in the Ibeo acquisition. See Note 2 for further information on liabilities assumed.

i.	Other income (expense) related to contracts not acquired

Represents adjustment to exclude $0.7 million of Ibeo historical other income related to Ibeo contracts and other investments not assumed in the Ibeo acquisition. See Note 2 for further information on assets assumed.